Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: January 5, 2026

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Prices $2.75 Billion of Senior Notes

Williams (NYSE: WMB) announced today that it has priced a public offering of $500 million of its 5.650% Senior Notes due 2033 at a price of 104.465 percent of par (the “new 2033 notes”), $1.25 billion of its 5.150% Senior Notes due 2036 at a price of 99.882 percent of par, and $1 billion of its 5.950% Senior Notes due 2056 at a price of 99.645 percent of par. The new 2033 notes are an additional issuance of Williams’ 5.650% Senior Notes due 2033 issued on March 2, 2023 and will trade interchangeably with the $750 million aggregate principal amount of such notes outstanding, resulting in $1.25 billion aggregate principal amount of such notes outstanding. The expected settlement date for the offering is January 8, 2026, subject to the satisfaction of customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its near-term debt maturities, including the $1.1 billion of 5.400% Senior Notes due 2026, and for other general corporate purposes.

Barclays Capital Inc., BofA Securities, Inc., CIBC World Markets Corp. and Truist Securities, Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: 1-888-603-5847

Email: Barclaysprospectus@broadridge.com

BofA Securities, Inc.

201 North Tryon Street

NC1-022-02-25

Charlotte, North Carolina 28255-0001

Attn: Prospectus Department

Telephone: 1-800-294-1322

Email: dg.prospectus_requests@bofa.com

CIBC World Markets Corp.

300 Madison Avenue, 8th Floor

New York, New York 10017

Attn: Execution Management

Email: DLCIBCUSEMG@cibc.com

c/o Truist Securities, Inc.

740 Battery Avenue SE, 3rd Floor

Atlanta, Georgia 30339

Attn: Prospectus Department

Telephone: 1-800-685-4786

Email: TruistSecurities.prospectus@Truist.com

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.